Exhibit 21

AÉROPOSTALE, INC.
SUBSIDIARIES OF REGISTRANT
AS OF FEBRUARY 3, 2007

Name of Subsidiary	Place of Incorporation

Aéropostale West, Inc.	Delaware
Jimmy’Z Surf Co., Inc.	Delaware
Aeropostale Canada, Inc.	Canada

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